Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CYNGN INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF FEBRUARY, A.D. 2025, AT 12:26 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWELFTH DAY OF FEBRUARY, A.D. 2025 AT 5 O’CLOCK P.M.

5278712 8100	Authentication: 202891408
SR# 20250437507	Date: 02-08-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

CYNGNINC.,

a Delaware Corporation

Cyngn Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the first paragraph of Article Fourth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 410,000,000 shares, consisting of (i) 400,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).”

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Fifth Amended and Restated Certificate oflncorporation of the Corporation, each One Hundred Fifty (150) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, if, upon aggregating all of the shares of Common Stock held by a record holder of Common Stock immediately following the Reverse Stock Split such holder would othenvise be entitled to a fractional share of Common Stock, as a result of the Reverse Stock Split, the Corporation shall issue to such holder an additional fraction of a share of Common Stock as is necessary to round the number of shares of Common Stock, held by such holder up to the nearest whole share, such that no such holder will hold fractional shares following the Reverse Stock Split.

THIRD: That the foregoing Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

FOURTH: That this amendment will become effective at 5:00 pm Eastern Standard Time on Febmary 12, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 7th day of February, 2025.

By:	/s/ Lior Tal
Lior Tal
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:26 PM 02/0712025
FILED 12:26 PM 02/07/2025
SR 20250437507 - File Number 5278712